Exhibit 99.1

NOVAGOLD Reports Third Quarter Results:

Donlin Gold Continues to Make Excellent Progress Advancing Up the Value Chain

NOVAGOLD Maintains Robust Financial Position

Geotechnical drilling and field testing are underway to advance permitting of Donlin Gold’s tailings storage facility and other water dams
The State continues to make progress on key Donlin Gold permits, including land authorizations along the transportation corridor and for the sections of the natural gas pipeline on State lands
NOVAGOLD’s cash and term deposit balance as of August 31, 2019 remains strong at $152.9 million

October 1, 2019 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (NYSE American, TSX: NG) today released its 2019 third quarter financial results and updates for its flagship Donlin Gold project in Alaska, which NOVAGOLD owns equally with Barrick Gold Corp. (“Barrick”).

Details of the financial results for the third quarter ended August 31, 2019 are presented in the consolidated financial statements and quarterly report filed on Form 10-Q with the SEC that is available on the Company's website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all resource and reserve estimates are shown on a 100% project basis.

In the third quarter 2019, NOVAGOLD achieved the following milestones:

With key Federal permits in hand and the receipt of multiple State permits, Donlin Gold LLC (“Donlin Gold”) continued to advance other State permits during the quarter:

The Alaska Department of Natural Resources (ADNR) Division of Mining, Land, and Water (DMLW) issued preliminary land use decisions on January 28, 2019 for the project’s transportation corridor, including the access road and related material sites, airstrip, and upriver Jungjuk Port. The public comment period for these decisions closed on March 29, 2019. Final ADNR approvals are anticipated by the end of the year.

ADNR’s Division of Oil and Gas (DOG), State Pipeline Coordinator’s Section issued a preliminary decision to authorize the sections of the pipeline on State lands on January 28, 2019. The public comment period for this decision closed on March 22, 2019. Final DOG approval is anticipated by the end of the year.

Donlin Gold commenced a geotechnical field program to support the detailed design package to be submitted to ADNR for final approval and issuance of Alaska Dam Safety Certificates.

NOVAGOLD, as well as Donlin Gold, together with Calista Corporation (“Calista”) and The Kuskokwim Corporation (TKC), its Native Corporation Partners, continued local community outreach in Alaska:

Brought together more than 20 regional organizations to successfully collect, process and remove household hazardous material from remote villages in the Yukon-Kuskokwim (Y-K) region. The latest event took place in Bethel on July 24 when about 80,000 pounds of material was collected.

Continued outreach activities, including attending Calista’s Annual Shareholders meeting in July.

Provided project updates and gathered feedback from shareholders in Kotlik and Kongiganak and met with groups interested in establishing Friendship Agreements.

Supported the City of Aniak’s initiative for community-wide fire safety training and equipment.

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President’s Message

Progress across the board

Donlin Gold constitutes a unique asset with which we are truly blessed. With our partner Barrick, your management team and board of directors have advanced this project up the value chain with a resolute strategic consistency. Speaking for NOVAGOLD, all our kept promises and strategic decisions have revolved around our belief that Donlin Gold represents the finest development stage story in the global gold industry. Were we to simply extract our stated resources, this pronouncement would still hold true. As we are convinced that the potential exploration upside is so much greater than what we are dealing with at present, we feel that owning NOVAGOLD is akin to owning a pure play on an emerging major gold district. Our major shareholders are united in their belief that our equity provides an excellent vehicle available to take full advantage of the next leg upwards in both the secular bull market in our favorite metal and a resurgence of gold-related equities. NOVAGOLD’s track record of achievement has also been aided by the good fortune of conducting much of the permitting and technical work necessary to de-risk the Donlin Gold project during a cyclical market correction, thus avoiding entirely the industry’s scourge of being forced to squander at low prices what is, at least what we believe to be in our case, an unparalleled natural endowment.

An impressive bounty

With approximately 39,000,000 ounces of gold in measured and indicated mineral resources grading 2.24 grams per tonne1, Donlin Gold is not just exceptional in today’s world, but when one takes into account that a project that may well result in the largest gold-producing mine in the world is located in a jurisdiction characterized by a strict adherence to the rule of law, Donlin Gold could well be in a league of its own as a premier gold deposit. Its unique stature is further enhanced by the presently quantified aspect of its gold endowment being contained within three kilometers of an eight-kilometer mineralized belt, all of which represents, in and of itself, a small portion of the overall land package.

Will the next Donlin be found at Donlin?

We believe that great districts are the best place to go hunting for new discoveries. Yet for various reasons, the greater Donlin Gold region has been underexplored.  As with the best mining districts in Nevada and throughout the world, key geologists that have been involved in the project for many years believe that when Donlin Gold’s holdings are explored systematically, the next Donlin may well be found at Donlin. If, like ourselves, you are excited by the possibility of uncovering significant additional resources and perhaps even making new discoveries– especially during an era characterized by a striking paucity of both – then pause and think about that prospect for a moment. Moreover, this bounty is located in Alaska, a State that supports and welcomes responsible development and, as the second-largest gold producing State in the United States, is arguably the safest legal jurisdiction in the world. Combining the right assets, the right management team, and the right jurisdiction, we expect NOVAGOLD to be one of the few equities that will represent a “go-to” stock when the market resumes its uptrend.

So far, so great

Our team expects that, once developed, Donlin Gold will provide benefits for all its stakeholders for decades to come. NOVAGOLD is guided by a highly experienced management group with a strong track record of execution and we have taken the time to get things right the first time and not cut any corners. The third quarter was no exception, as NOVAGOLD and Barrick continued to make significant progress in conscientiously advancing the jointly held Donlin Gold project up the value chain. We are continuing to carry out necessary fieldwork, including site investigation to collect additional geotechnical information required for the procurement of the Alaska Dam Safety Certificates. This program consists of geotechnical drilling (core and direct push) and field testing with installation of monitoring instruments; pumping test program in the tailings storage facility area; excavation of test pits; geophysical surveys (seismic refraction and downhole); and laboratory testing. The site investigation information will support a Preliminary Design Package, Detailed Design Package and ultimately the Final Construction Package, each of which will be submitted to the ADNR for final approval and issuance of the Certificates.

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1 Donlin Gold project estimates as per the Second Updated Feasibility Study (as defined herein). Represents 100% of measured and indicated mineral resources, of which NOVAGOLD’s share represents 50%. Measured and indicated resources are inclusive of proven and probable mineral reserves. Measured resources total 8M tonnes grading 2.52 g/t Au and indicated resources total 534M tonnes grading 2.24 g/t Au. Proven reserves total 8M tonnes grading 2.32 g/t Au, and probable reserves total 497M tonnes grading 2.08 g/t Au. See “Cautionary Note Concerning Reserve & Resource Estimates” and “Reserve/Resource Table” at www.novagold.com

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The geotechnical field program commenced in May 2019, following the re-opening of the Donlin Gold camp. Good progress had been made prior to a five-week suspension of activities in late July when field personnel were moved to safety as a precaution and to accommodate wildland firefighting operations in the area. Donlin Gold structures and equipment sustained no damage. All personnel returned to the site in early September to resume work on the field program which will continue through the winter and is expected to be completed in 2020.

NOVAGOLD and Donlin Gold also provided support to the ADNR’s Division of Mining, Land, and Water to help advance work on the land use decisions regarding the project’s transportation corridor, including the access road and related material sites, airstrip and upriver port, as well as the DOG’s authorization for construction of the sections of the pipeline on State lands. Final approvals for both authorizations are expected by the end of 2019. With key Federal permits in hand and the timeline fully in the owners’ control, NOVAGOLD and Barrick continue to focus their attention on project optimization toward defining an updated development plan, followed by an advanced feasibility study. We all agree that Donlin Gold must be advanced in a financially disciplined manner while emphasizing recently updated geological data, modern engineering, and with particular attention to strong environmental and social stewardship as well as safety practices.

External affairs and stakeholder engagement are key

NOVAGOLD never takes its social license for granted and continues to work closely with the Donlin Gold team in partnership with Calista and TKC, owners of the mineral and surface rights, respectively, on a variety of local outreach, environmental and educational initiatives. Our third quarter activities included bringing together a group of 20 organizations to sponsor and participate, along with the Delta Backhaul company, in successfully collecting, processing and removing household hazardous material and e-wastes from the remote City of Bethel. About 250 residents took part in the program, collecting some 80,000 pounds of material that will be safely transferred to designated disposal facilities. Spearheaded by NOVAGOLD, Donlin Gold and the Delta Backhaul company, nearly 150,000 pounds of hazardous material have been removed from 14 remote villages on the Kuskokwim River and the City of Bethel over the past year. These various initiatives aptly reflect NOVAGOLD’s steadfast commitment to nurturing strong and collaborative working relationships in the communities in which we operate. We also pursued our ongoing outreach activities with Calista, meeting with tribal councils and key stakeholders in the Yukon-Kuskokwim Delta region, including Donlin Gold attending the Calista Corporation Annual Shareholders meeting in July, providing project updates and gathering feedback from shareholders in Kotlik and Kongiganak, two coastal villages, as well as meeting with various Native groups interested in establishing Friendship Agreements.

Balance sheet

NOVAGOLD’s robust balance sheet – with approximately $152.9 million in cash and term deposits as of August 31, 2019 – gives us great flexibility to further enhance the value of Donlin Gold. This amount does not include an additional $100 million expected to come from Newmont within the next four years, or another $75 million contingent payment that we could receive if the Galore Creek project owners approve a construction plan. Therefore, the Company believes it has sufficient funds to advance Donlin Gold without the need to raise capital until a construction decision is made.

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Current gold environment and recent meetings with investors

During the last quarter, gold has made important strides to resume its upward trajectory within what we are convinced constitutes a long-term secular bull market. Though gold is not over-owned by any measure – far from it – we are not alone in this bullish conviction. Leading investors such as Bridgewater Associates’ Ray Dalio, DoubleLine Capital’s Jeffrey Gundlach, and RIT Capital Partners’ Jacob Rothschild, to name a few, repeatedly point out that gold is clearly poised for substantial appreciation in value because of its unique currency characteristics, declining supplies, and due to the highly unpredictable geo-political and economic environment we live in. At the recent Precious Metals Summit in Beaver Creek, Colorado and Gold Forum Americas in Denver, Colorado, where NOVAGOLD participated, we heard clearly from numerous investors that NOVAGOLD is viewed as the very best and most well-conceived option on a large, federally permitted gold project in one of the world’s safest locations for resource development. This notion, along with NOVAGOLD’s strong balance sheet, ultimately supports our view of NOVAGOLD as a unique financial vehicle poised for a substantial value uplift as gold returns to its bull market.

In conclusion, I wish to express my profound appreciation to the experienced group of professionals at NOVAGOLD, Donlin Gold and Barrick. Their hard work and fierce dedication, coupled with the unwavering support and leadership of Calista and TKC, are key ingredients of our success. My gratitude also goes to the various State agencies for their diligent work and adherence to well-established regulatory procedures. And last but not least, I sincerely thank my dedicated colleagues on the NOVAGOLD Board for their incredible support, constant engagement, and commitment to best governance practices.

Gregory A. Lang
President & CEO

Financial Results

			in thousands of U.S. dollars, except for per share amounts
	Three months ended Aug 31, 2019 $	Three months ended Aug 31, 2018 $	Nine months ended Aug 31, 2019 $	Nine months ended Aug 31, 2018 $
General and administrative expense (1)	4,075	4,408	12,630	13,989
Share of losses – Donlin Gold	3,141	2,514	6,662	7,260
Total operating expenses	7,216	6,922	19,292	21,249

Loss from operations	(7,216)	(6,922)	(19.292)	(21,249)
Other expense	(581)	(1,112)	370	(3,839)
Income tax expense	(259)	(9)	(972)	(154)
Loss from continuing operations	(8,056)	(8,043)	(19,894)	(25,242)
Loss from discontinued operations (2)	—	(80,582)	—	(81,229)
Net loss	(8,056)	(88,625)	(19,894)	(106,471)

Loss per share, basic and diluted
Continuing operations	(0.02)	(0.02)	(0.06)	(0.08)
Discontinued operations	—	(0.25)	—	(0.25)
	(0.02)	(0.27)	(0.06)	(0.33)

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	At	At
	Aug 31, 2019 $	Nov 30, 2018 $
Cash and term deposits	152,881	167,004
Total assets	249,879	260,929
Total liabilities	105,635	100,241

(1) Includes share-based compensation expense of $1,552 and $1,920 in the third quarter of 2019 and 2018, respectively, and $4,625 and $5,811 in the first nine months of 2019 and 2018, respectively.

(2) On July 27, 2018, the Company completed the sale of its 50% interest in Galore Creek to Newmont Goldcorp Corporation. A loss on the sale of Galore Creek was declared as of the quarter ended August 31, 2018.

For the third quarter ended August 31, 2019, loss from operations increased from $6.9 million in 2018 to $7.2 million in 2019 due to higher costs at Donlin Gold LLC, partially offset by lower general and administrative expense. At Donlin Gold, expenses increased by $0.6 million resulting from the commencement of fieldwork to support the design packages needed to advance the application for Alaska Dam Safety certification applications. General and administrative expense decreased by $0.3 million due to lower share-based compensation costs.

Net loss from continuing operations was unchanged at $8.1 million ($0.02 per share) as the increase in operating losses, higher interest expense on the promissory note payable to Barrick and foreign exchange movements was offset by higher interest income and accretion of notes receivable.

Net loss from discontinued operations, net of tax, of $80.6 million ($0.25 per share) in 2018 resulted primarily from the loss on the sale of our 50% interest in the Galore Creek Partnership in July 2018.

For the first nine months ended August 31, 2019, the loss from operations decreased from $21.2 million in 2018 to $19.3 million in 2019 due to lower general and administrative expense and lower costs at Donlin Gold LLC. General and administrative expense decreased by $1.4 million primarily due to lower share-based compensation costs. At Donlin Gold expenses decreased by $0.6 million resulting from a reduction in permitting activities, partially offset by the commencement of fieldwork to support the design packages needed to advance the application for Alaska Dam Safety certification applications.

Net loss from continuing operations decreased from $25.2 million ($0.08 per share) in 2018 to $19.9 million ($0.06 per share) in 2019, primarily due to lower operating losses, higher interest income and accretion of notes receivable, partially offset by higher interest expense on the promissory note payable to Barrick.

Net loss from discontinued operations, net of tax, of $81.2 million ($0.25 per share) in 2018 resulted primarily from the loss on the sale of Galore Creek.

Liquidity and Capital Resources

In the third quarter 2019 compared to 2018, cash used in operating activities of continuing operations decreased by $1.1 million, due to higher interest income, partially offset by changes in working capital. Net cash used in investing activities of continuing operations included a $1.5 million increase in Donlin Gold funding due to the commencement of geotechnical fieldwork. In the third quarter of 2019, term deposits were reduced by $40.0 million, with the proceeds deposited in interest-bearing savings accounts.

In the first nine months of 2019, total cash, cash equivalents and term deposits decreased by $14.1 million of which $5.3 million was used in operating activities for administrative costs and working capital changes, $7.6 million was used to fund Donlin Gold and $1.2 million related to withholding taxes paid on vested performance share units.

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NOVAGOLD’s cash and term deposits are believed to be sufficient to advance Donlin Gold and meet our other financial obligations. Additional capital will be necessary if a decision to commence engineering and construction is reached for the Donlin Gold project. The term deposits are denominated in U.S. dollars and are held at Canadian chartered banks.

2019 Outlook

We continue to anticipate spending approximately $24 million in 2019, $13 million to fund our share of expenditures at the Donlin Gold project and $11 million for general and administrative costs.

NOVAGOLD remains focused on four primary goals in 2019: Continue to advance the Donlin Gold project toward a construction/production decision; maintain an effective corporate social responsibility program; promote a strong safety culture by maintaining a zero lost time accident record; and safeguard the company’s treasury.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place October 2, 2019 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Webcast:	www.novagold.com/investors/events/
North American callers:	1-800-319-4610
International callers:	1-604-638-5340

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the measured and indicated mineral resource categories, inclusive of proven and probable mineral reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne in the measured and indicated resource categories on a 100% basis),2 Donlin Gold is regarded to be one of the largest, highest-grade, and most prospective known open pit gold deposits in the world. According to the Second Updated Feasibility Study (as defined below), once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers three kilometers of an approximately eight-kilometer long gold-bearing trend. Current activities at Donlin Gold are focused on state permitting, optimization work, community outreach and workforce development in preparation for the construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to fund its share of permitting and optimization advancement efforts at the Donlin Gold project.

Scientific and Technical Information

Some scientific and technical information contained herein with respect to the Donlin Gold project is derived from the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” prepared by AMEC with an effective date of November 18, 2011, as amended January 20, 2012 (the “Second Updated Feasibility Study”). Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), and Gordon Seibel, R.M. SME, Principal Geologist, (AMEC, Reno) are the Qualified Persons responsible for the preparation of the independent technical report, each of whom are independent “qualified persons” as defined by NI 43-101.

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2 Donlin Gold data as per the Second Updated Feasibility Study (as defined herein). Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis. Mineral resources have been estimated in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”).

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Clifford Krall, P.E., who is the Mine Engineering Manager for NOVAGOLD and a “qualified person” under NI 43-101, has approved and verified the scientific and technical information related to the Donlin Gold project contained in this press release.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Jason Mercier
Manager, Investor Relations

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements.  These forward-looking statements include statements regarding the 2019 Outlook; the potential development and construction of Donlin Gold; perceived merit of properties; the advancement of optimization studies at Donlin Gold; potential opportunities to enhance or maximize the value of Donlin Gold; sufficiency of funds for the Company to advance Donlin Gold without additional financing; the timing and likelihood of permits; opportunities to reduce capital outlays and improve project economics; mine life and production estimates at Donlin Gold; the exploration potential of Donlin Gold; mineral reserve and resource estimates; work programs; capital expenditures; timelines; strategic plans; benefits of the Donlin Gold project and market prices for precious metals; whether the final $75 million promissory note from the sale of Galore Creek will mature and be payable. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent NOVAGOLD’s management expectations, estimates and projections regarding future events or circumstances on the date the statements are made.

Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of permits; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for continued cooperation between NOVAGOLD and  Barrick Gold Corp. for the continued exploration, and development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether a positive construction decision will be made regarding Donlin Gold or Galore Creek; and other risks and uncertainties disclosed in reports and documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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Cautionary Note to United States Investors

This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (SEC) Industry Guide 7 (“SEC Industry Guide 7”), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. NOVAGOLD’s disclosure concerning Reserve & Resources Estimates remains consistent with NI 43-101. Under SEC Industry Guide 7, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. SEC Industry Guide 7 normally does not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” under SEC Industry Guide 7 in documents filed with the SEC. Investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” under SEC Industry Guide 7 as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of SEC Industry Guide 7, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC Industry Guide 7. Donlin Gold does not have known reserves, as defined under SEC Industry Guide 7.  Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with SEC Industry Guide 7.

On October 31, 2018, the SEC adopted a final rule (“New Final Rule”) that will replace SEC Industry Guide 7 with new disclosure requirements that are more closely aligned with current industry and global regulatory practices and standards, including NI 43-101. Companies must comply with the New Final Rule for the company’s first fiscal year beginning on or after January 1, 2021, which for NOVAGOLD would be the fiscal year beginning December 1, 2021. The New Final Rule provides that SEC Industry Guide 7 will remain effective until all registrants are required to comply with the New Final Rule, at which time SEC Industry Guide 7 will be rescinded. While early voluntary compliance with the New Final Rule is permitted, NOVAGOLD has not elected to comply with the New Final Rule at this time.

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